Exhibit 5.1

InterAmerican Acquisition Group Inc.
2918 Fifth Avenue South
Suite 209, San Diego
California

24 July 2009

Dear Sirs

CNC Development Ltd. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with the issuance of the following securities (among others) by the Company to the security holders of InterAmerican Acquisition Group Inc., a Delaware Corporation ("InterAmerican"), as registered under the United States Securities Act of 1933, as amended, (the "Securities Act"), pursuant to the Registration statement, as amended, on Form S-4, Number 333-1529777 provided to us (the "Registration Statement") as filed by the Company with the United States Securities and Exchange Commission ("SEC"), pursuant to a merger of InterAmerican, with and into the Company (the "Merger"):

1.1
up to a total of 3,446,092 common shares (the "Registrable Common Shares"), comprised of (a) 1,295,514 shares to the holders of InterAmerican common stock, in exchange for such stock; (b) 1,076,070 shares to the holders of the Sing Kung Limited common stock in exchange for such stock; (c) 1,074,508 shares that may be issued on exercise of currently outstanding Warrants (as defined in Section 1.3 below) and certain other management warrants of InterAmerican;

1.2
up to a total of 16,714,872 preferred shares (the "Registrable Preferred Shares"), comprised  of (a) 6,200,529 shares to the holders of InterAmerican common stock, in exchange for such stock; (b) 5,371,548 shares to the holders of the Sing Kung Limited preferred stock in exchange for such stock; and (c) 5,142,795 shares that may be issued on exercise of currently outstanding Warrants and certain other management warrants of InterAmerican;

1.3
up to a total of 5,750,000 warrants (the "Warrants") to the holders of warrants in InterAmerican with such Warrants to purchase an aggregate of 1,064,172 Registrable Common Shares and 5,093,324 Registrable Preferred Shares; and

1.4	up to a total of 5,750,000 units (the "Units") with each Unit comprising one shares and one Warrant.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

2	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

2.1	The written resolutions of the sole director of the Company dated 23 July 2009, and the written resolutions of the sole shareholder of the Company dated 23 July 2009 (the "Resolutions").

2.2
A registered agent’s certificate of incumbency dated 24 July 2009, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

2.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 24 July 2009 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s Memorandum and Articles of Association.

2.4	A certificate from a Director of the Company (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate").

2.5	The Registration Statement.

2.6	The InterAmerican warrant agreements.

3	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

3.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3.2	All signatures, initials and seals are genuine.

3.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

3.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

3.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1
The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

4.2	The Company is authorised to issue a maximum of 125,000,000 shares divided into classes as follows:

(a)	100,000,000 common shares each with a par value of US$0.0001 (the "Common Shares"); and

(b)	25,000,000 preferred shares each with a par value of US$0.0001.

4.3	Based on the Director's Certificate, one thousand Common Shares in the Company have been issued and are fully paid up.

4.4
Upon the redomestication merger of InterAmerican into the Company (as described in the Registration Statement) (the "Merger"), becoming effective pursuant to the laws of the British Virgin Islands, the obligations of InterAmerican in respect of the Warrants will be binding on the Company on the same terms thereof except that in lieu of one share of InterAmerican common stock, the holder shall receive 0.1850734 Registrable Common Shares and 0.8857955 Registrable Preferred Shares).  Upon the Merger becoming effective, the Warrants will continue to be governed by the laws of the State of New York being the governing law of the InterAmerican warrant agreements and the InterAmerican warrant agreements will constitute the legal binding obligations of the Company.

4.5
The Registrable Common Shares, the Registrable Preferred Shares, the Units and the Warrants to be issued in accordance with the Registration Statement, when issued by the Company in accordance with its governing instruments and the Company's memorandum and articles of association upon the Merger and in the manner described in the Registration Statement and duly registered in the Company's register of members, will be duly authorised, validly issued, fully paid and non assessable.

5	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

5.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

5.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

5.3
We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

5.4	We make no comment with regard to the references to foreign statutes in the Registration Statement.

5.5
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

6	CONSENTS

In connection with the above opinion, we hereby consent:

6.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

6.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Annexure A

Registered Agent’s Certificate

Annexure B

Director's Certificate